                                                               Exhibit (c)(1)(I)


                               SUMMARY COMPLETE
                         REAL ESTATE APPRAISAL REPORT


             285-Space Denali Park Estates and Apache East Estates
                        Manufactured Housing Community
                       3405 and 3500 South Tomahawk Road
                    Apache Junction, Pinal County, Arizona



                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111


                                     AS OF

                                  May 1, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                     [LETTERHEAD OF WHITCOMB REAL ESTATE]

June 1, 2000

Steve Waite
Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

RE:  285-Space Denali Park Estates and Apache East Estates
     Manufactured Housing Community
     3505 and 3500 South Tomahawk Road
     Apache Junction, Pinal County, Arizona


Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                 - FIVE MILLION NINE HUNDRED THOUSAND DOLLARS -

                                  ($5,900,000)

     Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors which, in our opinion, would tend to influence the market value of the subject.

     Denali Park Estates and Apache East Estates are fully developed adult manufactured housing communities containing a total of 285 spaces, with two clubhouses, a laundry, two pools with spas, and eight shuffleboard courts. In addition there is approximately 10 acres of excess land currently utilized as a
desert golf course at Denali Park Estates.   The parks have no sewer and are on
septic tank systems.

Mr. Steve Waite
June 1, 2000
Page Two

     The rental rate at Denali Park is currently $232.00 plus water, sewer and trash. The rental rate at Apache East Estates is $242.00 per month, which includes sewer and trash. The residents at Denali Park Estates are charged additionally $16.31 per month for utility service. The physical occupancy of the subject is currently 96.5%.

     Our conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

     This is a Summary Appraisal, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for Summary Appraisal Reports. This report represents only summary discussions of the data, reasoning, and analyses employed in the appraisal process toward the development of our opinion of value. Supporting documentation has been retained in our files.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ John H. Whitcomb JAG
-------------------------
John H. Whitcomb, MAI, CCIM


/s/ L. Drake Moore JAG
-------------------------
L. Drake Moore, MAI, CCIM
St. Cert. Gen. REA #TP40569

TABLE OF CONTENTS
-----------------

Table Of Contents..........................................................    4
Photographs Of The Subject.................................................    5
Summary Of Facts And Conclusions...........................................    6
Extent Of Confirming, Collecting And Reporting Data........................    7
Purpose, Function And Date Of The Appraisal................................    7
Area/Neighborhood Description..............................................    8
Manufactured Home Community Market Overview................................    9
Land And Site Improvements.................................................   10
Improvement Description....................................................   12
Ownership And Property History.............................................   12
Occupancy..................................................................   12
Zoning And Other Land Use Controls.........................................   13
Real Estate Assessment And Taxes...........................................   13
Marketability And Marketing Period.........................................   14
Highest And Best Use.......................................................   15
Valuation Process..........................................................   15
Income Capitalization Approach.............................................   16
Sales Comparison Approach..................................................   28
Final Estimate Of Value....................................................   32
Certification..............................................................   33
Assumptions And Limiting Conditions........................................   34

Addenda
Legal Description
Maps
Profile Of Appraiser

                PHOTOGRAPHS OF THE SUBJECT (taken May 4, 2000)                 5



                            [PICTURE APPEARS HERE]

                             1. Entrance to Apache



                            [PICTURE APPEARS HERE]

                             2. Entrance to Denali

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

  Property Appraised:       285-Space Denali Park Estates and Apache East
  -------------------
                            Estates Manufactured Home Community
                            3405 and 3500 South Tomahawk Road
                            Apache Junction, Pinal County, Arizona

  Property Rights
  ---------------
  Appraised:                Fee Simple Interest, subject to tenant leases
  ----------

  Land Area:                Denali Park - 32.9 acres, or 1,433,124 square feet
  ----------
                            Apache East - 16.03 acres, or 698,267 square feet

  Improvements:             285-manufactured home spaces, two clubhouses with
  -------------
                            office and recreation area.

  Owner:                    Windsor Park Properties 345
  ------

  Zoning:                   MH, Manufactured/Mobile Home Zone
  -------

  Highest and Best Use:     As Improved -- Current Use
  ---------------------

  Value Indications:        Income Approach                 $5,900,000
  ------------------
                            Sales Comparison Approach       $5,800,000

  Final Estimate of Value:  $5,900,000
  ------------------------

  Date of Appraisal:        May 1, 2000
  ------------------

  Date of Inspection:       May 4, 2000
  -------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     This assignment encompasses providing an "as is" market value of the fee simple title of the property and improvements, as of the specified date. This investigation included an overview of the area and local manufactured home market. We have inspected the subject and its environs, collected and analyzed market data, inspected the comparable and competitive properties, considered and applied the appropriate valuation methods and reconciled the final value estimate.

     The real estate interest appraised is that of ownership in fee simple interest, subject to the existing tenant leases. The property is appraised as if free and clear of mortgages, liens, servitude's and encumbrances, except those noted in the body of this appraisal.

PURPOSE, FUNCTION AND DATE OF THE APPRAISAL
-------------------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 1, 2000. The information, opinions, and conclusions contained in this report have been prepared as a basis for portfolio valuation. The subject was physically inspected on May 4, 2000, and the date of this appraisal is May 1, 2000.

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .    Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .    A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

____________________
/1/ The Office of the Thrift Supervision, 12 CFR 564.2(f).

AREA/NEIGHBORHOOD DESCRIPTION
-----------------------------

Location/Access
---------------

     The property is located approximately two miles east of the boundary line of Pinal and Maricopa County in Apache Junction, Arizona. Apache Junction is located approximately 30 miles west of the central business district of Phoenix. The property is accessible from U.S. Highway 60, the Superstition Freeway.

     Apache Junction is located at the junction of U.S. Highway 60 and 89 and State Highway 88. Apache Junction lies primarily in Pinal County, and was incorporated in 1978. U.S. Highways 60 and 89 and State Highway 88 connect the City of Phoenix and Apache Junction to all areas in the west and mid-western United States. Superstition Freeway is a major freeway that serves the East Valley, especially the cities of Mesa, Tempe, Chandler, Gilbert and Apache Junction.

     The subject is located on the east and west sides of Tomahawk Road, south of the Superstition Freeway. Access to the neighborhood is excellent, offering all amenities, shopping, schools, churches, medical facilities and entertainment and recreation. Ingress and egress of the subject is rated adequate.

     The neighborhood is rural in nature. Development has taken the form of mixed-use residential, commercial and light industrial type properties located along the major road frontages, typical of rural areas. Land use in the immediate vicinity of the subject is characteristic of the entire neighborhood. Existing uses along South Tomahawk Road are typical of residential and manufactured housing types of development. The neighborhood is estimated to be 50% developed. There remain large contiguous tracts of land available for in-fill development.

Population
----------

     According to the 1990 census, the population for Apache Junction was 18,100 and the population of Pinal County was 116,379, representing respectively a 82.2% and 28% increase from 1980. The most recent population figure for Apache Junction as of 1995 was 19,525, representing a population increase of approximately 7.9%. The population of Pinal County also increased approximately 19.5% from 1990 to 1995 to 139,050. Future projections indicate a similar trend of continued population growth. The 1995 population of Metro Phoenix was 2,551,765, which represented a 17% increase from 1990.

Area / Neighborhood Description                                               9

Employment
----------

     The economy of Apache Junction is based almost exclusively on recreation and retirement. Most commercial services in the area cater to tourist and recreation seekers on their way to Arizona's central lakes and forests. Apache Junction attracts upwards of 35,000 winter visitors and retirees annually due to its climate and proximity to many of Arizona's outstanding recreational and historical areas. The civilian labor force is approximately 8,444 and the unemployment rate is less than 4%. The Phoenix-Mesa Metropolitan Area (which includes Maricopa and Pinal counties) represents 67% of the Arizona Labor Market. Maricopa County job market had a total of 1,467,700 jobs at the end of September 1997. Unemployment in September 1997 was 2.9%, compared to 4.2% for Arizona.

Transportation
--------------

     Sky Harbor International Airport, the world's 18/th/ largest, provides service via twenty-six domestic and international airlines. Sky Harbor handles approximately 27 million passengers a year and is projected to have over 40 million passengers by the year 2007. Cheyenne was formed as a result of the transcontinental railroad in 1867. Southern Pacific Railway, and the Atchison, Topeka and Santa Fe Railways provide freight rail transportation from transcontinental origins from and to the Metro area. Amtrak provides passenger rail service to the area. Greyhound and seven other charter bus services serve the city as well. Interstate and intrastate truck lines, household good carrier, United Parcel Service and Air Couriers International provide other transportation.

Summary and Conclusion
----------------------

     The subject is located in Pinal County just outside the southern incorporated city limits of Apache Junction, Arizona. The subject's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered excellent due to the proximity of Apache Junction and to other cities in the East Valley including Tempe, Chandler and Gilbert. General real estate values have been static over the last three to four year period.

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     According to the 1998 U.S. Housing Market Map, Arizona ranked 13/th/ among states in the number of homes shipped in 1998. As shown on the following table, manufactured home shipments in Arizona have varied annually since 1996.

Manufactured Home Community Market Overview                                  10

                                 Manufactured
                                Home Shipments

               ================================================
                         Year                Shipments
               ------------------------------------------------
                         1996                  8,095
               ------------------------------------------------
                         1997                  9,315
               ------------------------------------------------
                         1998                  8,611
               ================================================
               Source: Arizona Manufactured Housing Association

     New communities are not being developed in the urban areas due to restrictive zoning ordinances. There is a wide range of rental rates in the marketplace. Generally speaking, lot rent ranges between $230.00 per month to $263.00 per month, although several communities are offering 1/2 rent for up a limited time. Rates varied within some of the communities as lots on a corner, lots for multi-section homes and larger lots leased for higher than standard amounts. Typically, services included in the rental rate vary. Overall occupancy for the eastern portion of the Phoenix Metropolitan area is relatively stable at approximately 95%; however, approximately 1,900 pads have been added to the market since 1995. There are approximately 52,200 existing mobile home site in the Valley and 8,200 sites in the Apache Junction area where recently three new parks were developed with a total of 550 mobile home pad sites near the subject south of Highway 60.

LAND AND SITE IMPROVEMENTS
--------------------------

     Both sites are irregularly shaped. Denali Park Estates contains approximately 32.9 acres, or approximately 1,433,124 square feet of gross area. Apache East Estates contains approximately 16.03 acres or 698,266 square feet. The tracts are generally level and at grade with the South Tomahawk Road. Drainage of the tract appears adequate and no adverse soil or subsoil conditions were observed during the physical inspection of the site. Utility services connected and in service on the date of valuation include water, electricity and telephone. Sewer is provided by a septic system.

     Roadways arranged to maximize the use of the land access the individual lots in the community. Roadway improvements include:

     Street-bed:         South Tomahawk Road is an asphalt paved, two-lane
     ----------
                         roadway. The subject streets are asphalt paved 25-foot wide roadways.

     Sidewalks/Curb:     There are no sidewalks or curbs along the public
     --------------
                         streets or in the subject.

     Street Lights:      South Tomahawk Road does not have streetlights.  The
     -------------
                         subject park has pole mounted overhead streetlights along the right of way.

Land and Site Improvements                                                   11

     Landscaping:        Sodded and planted areas extend along the entire
     -----------
                         perimeter and throughout the site.

     Encumbrances:       None Noted
     -------------

     Easements:          Standard utility easements are assumed to exist.
     ----------

     Encroachments:      None Noted
     --------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded, or otherwise known liens, defects in title or adverse easements. There are no rent controls in effect in Pinal County.

Functional Utility
------------------

     The sites, which are irregular in shape and contain approximately 32.9 and
16.03 acres, respectively are large enough to accommodate building improvements and roadways as well recreational amenities and green areas. The sites are considered functional for various residential development scenarios. The current development equates to an overall density of approximately 5.8 units per acre, which is above current development standards that tend toward larger lot sizes, wider streets and more green areas.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 285 manufactured housing community pads, arranged along streets configured to maximize the available lot spaces. All of the lots vary slightly in size and the density of the park is equal to 5.8 spaces per acre.

     The common area amenities include two clubhouses, two pools and spa, laundry building, and eight shuffleboard courts. We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured home communities. These amenities are typical, adequate and functional in use.

     Both communities and site improvements were built in 1989. The common areas, streets, amenities and individual mobile homes were observed to be in excellent overall condition, having been originally constructed of quality materials and having been maintained over the years. No significant item of deferred maintenance was noted and the current maintenance level is rated good.

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject property is in the name of Windsor Park Properties 345. The Windsor Corporation purchased the subject property in February 1997. Prior to the purchase, Denali Park Estates was owned by Denali Park Estates MHP and Apache East Estates was owned by Apache East Estates MHP. There have been no other sales or other transfers of the property of which the appraisers are aware. The subject is currently not listed for sale nor is there pending offers or current contracts for the sale of the property.

OCCUPANCY
---------

     Two fully developed manufactured home communities with 285 total spaces occupy the property. According to the manager, there are currently 10 vacant lots and the physical and economic occupancy is 96.5%.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The property is zoned MH, Manufactured Housing/Mobile Home. It is our opinion that the subject property is in conformance with the zoning code.

Flood Hazard
------------

     According to Flood Map Community Number 040077, Panel 0125D, dated March 5, 1990, the subject is located in Zone "C", which indicates areas of minimal flooding.

Environmental
-------------

     We observed no obvious areas of contamination on or about the site. We noted that there is an on-site waster water treatment plant and we have previously mentioned the spaces that have individual septic systems. We have no qualifications in environmental hazards and recommend an environmental audit be performed.

REAL ESTATE ASSESSMENT AND TAXES
--------------------------------

     The subject property is identified in the Pinal County records under tax parcel numbers: 103-22-011C (Denali Park) and 102-20-004F (Apache East). The Full Cash Value (FCV) of the subject totals $2,350,185 and the Limited Primary Value (LPV) is $2,350,185. It is our opinion that the subject is under assessed. This not uncommon for manufactured housing communities since large parts of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Arizona, manufactured housing communities are assessed at 10% of the Full Cash Value and Limited Primary Value. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Arizona. Based upon the 1999 levy of $12.061 per $100 of assessed value for the FCV and $5.9875 for the LPV the current taxes total $42,419.

     In the State of Arizona, property taxes are paid in arrears. Taxes are due and payable on or before December 31/st/.

MARKETABILITY AND MARKETING PERIOD
----------------------------------

     The subject is competitive with other properties in the marketplace and is marketable, although not considered a candidate for a resident purchase. Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured home communities should "be under contract" within a six month period in today's market.

     Our discussions also indicated overall capitalization rates were higher for all-age communities and dependent upon occupancy and condition. Pricing is established by processing gross income, reduced by a vacancy and credit loss factor, operating expenses and an additional capital charge based on overall condition, is deducted to arrive at a net operating income (NOI). Those surveyed indicated that at properties not operating at stabilized occupancy, they were unwilling to compensate a seller for any of the upside to be gained in filling the property.

     Interest rates are low and financial institutions are again willing to lend money for real estate projects with good occupancies. There has also been significant institutional investor interest in manufactured home community investments. In our opinion, the marketing period for the property would be within the range indicated by the industry participants or six months.

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as: The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

     Although the market is relatively stable, approximately 1,900 pads have been added since 1995 and there are concessions available, therefore, it would be prudent to develop the 10 acres of excess land with approximately 60 manufactured housing spaces when the economics of development are warranted. We have considered all of the potential uses to which the subject is legally and physically adaptable. It is our opinion that the current use of the subject, as a 285-space, manufactured home community, represents the highest and best use of the subject.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

     In the analysis of a fully occupied manufactured home community, investors are primarily concerned with cash flow to service any debt and the equity position. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of mobile homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject is fully developed with no expansion possibilities, therefore a potential investor would be primarily interested in the cash flow and equity return and we have excluded the Cost Approach.

____________________
/2/The Appraisal Institute, The Appraisal of Real Estate, 10th Ed. Chicago: The
                            ----------------------------
Appraisal Institute, 1992, page 275.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is, of course, an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms, and within the goal of price minimization seek:

    1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

    2.   Minimal capital investment to permit leverage.

    3.   Equity build-up through mortgage amortization.

    4.   Sheltered income through accumulation of book depreciation.

    5.   Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the facility, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property in the market.

    The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the subject property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI from rentals and other sources, less any vacancy and credit loss producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    A survey of the competitive properties is presented in summary form on the following page.

                            RENT COMPARABLE SUMMARY

===================================================================================================================================
 No.                         Name                            Total      Monthly Rental       Services              Amenities
                           Address                          Spaces/          Rate          Included In
                                                            % Occ.        Concession           Rent
-----------------------------------------------------------------------------------------------------------------------------------
  1       Coral Sands Home Park                               151/       $252.00 to        None.             Clubhouse, pool with
          11425 E. University Drive                          96.7%         $262.00                           spa, laundry and
          Apache Junction, Arizona                                      (3 mos. plus                         shuffleboard.
                                                                           1,000)
-----------------------------------------------------------------------------------------------------------------------------------
  2       Pueblo Mobile Manor MHP                             180/       $262.00 to        None              Clubhouse, pool with
          834 S. Meridian                                    98.3%         $274.00                           spa, and laundry.
          Apache Junction, Arizona                                     (1/2 rent 6 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
  3       Quail Run Mobile Home Park                          104/         $160.00         None              Clubhouse and pool.
          S. Tomahawk Road                                    100%
          Apache Junction, Arizona
-----------------------------------------------------------------------------------------------------------------------------------
  4       Silverado Estates Mobile Home Park                  129/       $243.55 to        Sewer and trash   Clubhouse, pool,
          2900 W. Superstition                                100%         $253.55         pick-up.          laundry and
          Apache Junction, Arizona                                                                           shuffleboard.
-----------------------------------------------------------------------------------------------------------------------------------
 Subj.    Denali Park Estates and Apache East Estates MHP     285/       $232.00 to        Sewer included    Clubhouse, pool with
          3405 and 3500 S. Tomahawk Road                     96.5%         $242.00         at Apache East    spa, laundry and
          Apache Junction, Arizona                                                                           shuffleboard.
===================================================================================================================================

Income Capitalization Approach                                               18

Income Analysis
---------------

     The general market practice is on a base lot rent charged on a monthly basis. The lot rent in our survey ranged from $160.00 to $274.00 per month, as indicated by the rent comparables recited in this report. Due to the move-in special of 1/2 rent for two years there is a wide variance. As shown by our survey, the subject's lot rents are within the market range. In our forecast of total rental income, we have projected 12 months at the current rent levels. Based on the current rent roll, the total monthly rent amounts to $67,350 and the average monthly rental rate for the 285 units is equivalent to $236.32. The potential gross income from rentals is $808,200 per year.

Vacancy and Credit Loss
-----------------------

     The subject is an all-age community currently 96.5% physically occupied with 10 of the 285 sites vacant. The market currently ranges from 96.7% to 100%. We have estimated vacancy at 5.0% of total potential gross income, or $40,410.

RV Income
---------

     Denali Park will rent any vacant space to seasonal RV renters while Apache East does not rent vacant spaces to seasonal renters. RV rent has ranged from $46.01 per space in 1999 to $120.23 per space in 1998. We have estimated RV rental income at $50.00 per space, or $14,250 annually.

Utility Income
--------------

     Denali Park Estates receives $16.31 for sewer, trash pick-up and for billing water. All of the utilities are passed through except sewer, which is included in the rent for Apache East Estates residents. Utility income ranged from $122.15 per space in 1997 to $148.24 for 1999. We have estimated utility income at $150.00 per space or $45,600 annually.

Other Income
------------

     Additional income is typically derived from sources such as storage fees, labor charges to the tenants, commissions on sales and rentals of the units. Historically, the subject has generated from $19.74 per space in 1999 to $32.80 per space in 1997, in other income. We have based our estimate of other income on the historical levels, estimating this income at $25.00 per space or $7,125 annually.

Effective Gross Income (EGI)
----------------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated losses due to tenant changes, plus any additional income. Thus potential gross rental income of $808,200 less a vacancy and credit loss allowance in the amount of $40,410 or 5.0 produces an effective gross income from rentals estimate

Income Capitalization Approach                                                19

of $767,790. To this we add income derived from other sources, which totals $64,125, arriving at an effective gross income estimate of $831,915.

   =========================================================================

        Apache East Estates and Denali Manufactured Housing Community
                            Effective Gross Income

   ==========================================================================
   Gross Potential Rental Income:

                         Monthly            Monthly
        Spaces            Rent               Total                Annualized
   --------------------------------------------------------------------------
             123        $ 242.00           $ 29,766               $  357,192
             162          232.00             37,584                  451,008
   --------------------------------------------------------------------------
             285                           $ 67,350               $  808,200

   Less:
    Vacancy & Credit Loss                                5.0%        (40,410)
                                                                  ----------
   Effective Gross Income From Lot Rentals                        $  767,790
   RV Rent                                          $  50.00      $   14,250
   Utility Income                                   $ 150.00          42,750
   Other Income                                     $  25.00           7,125
                                                                  ----------
   Effective Gross Income                                         $  831,915
   ==========================================================================

====================================================================================================================================

                    Denali Park and Apache East Manufactured Housing Summary of Historical Operations Combined
                                     Pct. of      $ Per                   Pct. of       $ Per                  Pct. of       $ Per
                             1997    Income       Space         1998      Income        Space         1999     Income        Space
------------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                   $  479,486   90.46%   $  1,682.41   $  606,686    93.66%    $  2,128.72   $  704,379   100.78%   $  2,471.51
Free Rent                  -13,133   -2.48%        -46.08      -39,612    -6.12%        -138.99      -66,456    -9.51%       -233.18
RV Rent                     19,512    3.68%         68.46       34,266     5.29%         120.23       13,113     1.88%         46.01
Utility Income              34,814    6.57%        122.15       39,310     6.07%         137.93       42,249     6.04%        148.24
Miscellaneous/Other          9,349    1.76%         32.80        7,070     1.09%          24.81        5,625     0.80%         19.74
                        ------------------------------------------------------------------------------------------------------------
Total Income            $  530,028  100.00%      1,859.75   $  647,720   100.00%    $  2,272.70   $  698,910   100.00%   $  2,452.32

Expenses:
Insurance                    3,239    0.61%         11.36        3,804     0.59%          13.35        5,850     0.84%         20.53
Office                      38,327    7.23%        134.48       57,758     8.92%         202.66       50,427     7.22%        176.94
Maintenance & Supplies      26,533    5.01%         93.10       30,610     4.73%         107.40       31,913     4.57%        111.98
Management Expense          25,900    4.89%         90.88       31,819     4.91%         111.65       34,945     5.00%        122.61
Wages & Benefits            62,174   11.73%        218.15       85,708    13.23%         300.73       65,029     9.30%        228.17
Property Taxes              41,140    7.76%        144.35       41,564     6.42%         145.84       41,395     5.92%        145.25
Utilities                   77,581   14.64%        272.21       86,870    13.41%         304.81       83,588    11.96%        293.29
                        ------------------------------------------------------------------------------------------------------------
Total Expenses          $  274,894   51.86%   $    964.54   $  338,133    52.20%    $  1,186.43   $  313,147    44.81%   $  1,098.76

Net Operating Income    $  255,134   48.14%   $    895.21   $  309,587    47.80%    $  1,086.27   $  385,763    55.19%   $  1,353.55
====================================================================================================================================

Income Capitalization Approach                                                21

Operating Expense Analysis
--------------------------

Insurance: Historically, this expense has exhibited a increasing trend.  Our
---------
estimate of this expense has been stabilized based on the historical amounts, or $20.00 per space per year. This is equal to $5,700 annually or approximately 0.69% of the effective gross income.

Administrative/Office: Historically, this expense has varied since 1997.  In the
---------------------
financial statements, this expense does include some corporate expense items, which we have not considered. We have stabilized our estimate of this expense at $175.00 per space per year, which is equal to $49,875 or approximately 6.00% of the estimated effective gross income.

Maintenance and Repair: Historically, this expense has increased slightly.  We
----------------------
have based our estimate on the indicated historical trend at $110.00 per space per year or $31,350 annually, believed adequate to properly maintain the community. This amount is equal to approximately 3.77% of the estimated effective gross income.

Management Fees: This expense typically includes off-site management, the
---------------
oversight of the on-site manager and monthly bookkeeping functions. We used a rate of 5% of the effective gross income estimate, typical in the market place, equal to $41,596 or $145.95 per space per year.

Wages and Benefits: Historically, this expense has varied.  We have based our
------------------
estimate on the historical data at $250.00 per space per year or $71,250, which is equal to 8.56% of the estimated effective gross income.

Property Taxes: This category is project specific due to location.  Based on our
--------------
analysis of the historical tax trends, we have estimated the tax liability to be $45,000. This equates to $157.89 per space per year or approximately 5.41% of the estimated effective gross income.

Utilities: The residents are billed for water and trash pick-up at Denali Park,
---------
but all of the utilities are passed through at Apache East Estates. Historically this expense has varied since 1997. We have estimated the utility expense at $300.00 per space per year. The expense is expected to cover the cost of water, trash pick-up and the utility expense related to the common area. This is equal to $85,500, or approximately 10.28% of the estimated effective gross income.

Reserves:  This expense category represents the inclusion of set-asides for
--------
major recurring or capital type expenditures experienced periodically by any property. We have used $25.00 per space per year, believed adequate to cover future capital costs. This equates to $7,125 annually or 0.86% of (EGI).

Total Expenses: To summarize, we have stabilized total operating expenses for
--------------
the subject property at $337,396. This estimate is equal to 40.56% of the Effective Gross Income (EGI) estimate or $1183.84 per space per year. As shown, expenses have historically ranged between 44.81% (1999) and 52.20% (1998).

Income Capitalization  Approach                                               22

================================================================================

        Apache East Estates and Denali Manufactured Housing Community
                        Stabilized Operating Statement

                                                             % of        $ per
                                                Amount        EGI        Space
================================================================================

Total Effective Gross Income                  $ 831,915     100.00%   $ 2,919.00

Expenses
Insurance                                     $   5,700       0.69%        20.00
Office                                           49,875       6.00%       175.00
Maintenance & Repairs                            31,350       3.77%       110.00
Management Expense                               41,596       5.00%       145.95
Wages & Benefits                                 71,250       8.56%       250.00
Property Taxes                                   45,000       5.41%       157.89
Utilities                                        85,500      10.28%       300.00
Reserves                                          7,125       0.86%        25.00
                                              ----------------------------------
Total Expenses                                $ 337,396      40.56%   $ 1,183.84

Net Operating Income                          $ 494,519      59.44%   $ 1,735.16
================================================================================

Income Capitalization Approach                                                23

Selection of a Capitalization Rate
----------------------------------

     Direct capitalization of terminal net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method. This method is easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available.

Market Data
-----------

     The comparable sale data indicated an overall capitalization rate between 8.22% and 10.30%. The data indicates a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its occupancy, expense ratio, age and condition, amenity package and location.

  ===============================================================================================
     Sale          Sale Date           Vacancy Rate         Expense Ratio        Overall Rate
  -----------------------------------------------------------------------------------------------
        1           February 1999            3.0%                32.2%                  9.78%
  -----------------------------------------------------------------------------------------------
        2           February 1999            7.0%                35.0%                  9.00%
  -----------------------------------------------------------------------------------------------
        3           December 1998            1.0%                29.5%                 10.30%
  -----------------------------------------------------------------------------------------------
        4             June 1998             1.96%                35.6%                  8.22%
  -----------------------------------------------------------------------------------------------
        5           January 1998             5.0%                25.6%                  9.00%
  ===============================================================================================

     The subject has a market vacancy and expense ratio. Sale Comparable 1, 4 and 5 are located near the subject in Mesa, however, Sale 1 is an older property. Sales 2 and 3 were located in Tucson and inferior in location, quality and amenities. Comparable 4 and 5 are similar in condition. These properties had a slightly higher rental rate and Mesa is considered superior in location to Apache Junction due to its proximity to Phoenix. Based on these considerations, we have concluded an overall capitalization rate of 9.0%.

Debt Coverage Ratio Method
--------------------------

     We have also developed an overall rate through the Debt Coverage Ratio analysis. Current commercial lending policies indicate a mortgage loan of 75% of market value, based on a 20-year amortization schedule at an annual interest rate of 8.00%, which yields an annual mortgage constant of 10.037%. A minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. Based on these assumptions an overall capitalization rate has been developed, as presented below:

Income Capitalization Approach                                               24

  =================================================================================================
         M                         F                         DCR                     OAR
                      X                          X                          =
   Loan to Value Ratio        Mortgage Constant         Debt Coverage Ratio        Overall Rate
  -------------------------------------------------------------------------------------------------
        0.75                           0.10037                       1.20             0.09033
  -------------------------------------------------------------------------------------------------
      Rounded                                                                             9.0%
  =================================================================================================

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufactured home community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

     The rate via the debt coverage ratio is supportive of the rate concluded from the market data. Our estimate of the market value of the subject, indicated by the Income Capitalization Approach, is calculated as follows:

          Net Operating Income    Overall Capitalization Rate   Market Value

          $494,519                     divided by  0.09         $5,494,658

Excess Land Valuation
---------------------

     As discussed in the Highest Best Use Analysis, the present density of the subject is 5.8 units per acre and there is approximately 10 acres of excess land. The manager indicated approximately 60 spaces could be developed. Although we were unable to confirm with Pinal County the number of additional spaces that would be allowed, we have gathered two recent land sales in order to estimate the value of the excess land. So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison is commonly selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of manufactured housing tracts of vacant land is the sale price per space; however, when the density is not defined, the sale price per square foot is utilized.

     The sales selected for direct comparison should be those transactions that are most similar to the subject. Adjustments are made to the comparables for any dissimilar features, leading to an indication of the price at which the property appraised could be expected to sell. In this analysis, all relevant factors were considered, including:


     1.   Locational dissimilarities and the nature of surrounding development.

Income Capitalization Approach                                                25

     2.   Availability of competing sites.

     3. Physical features such as frontage, shape, depth, access, topography, water and tree coverage, and plot size.

     4.   Availability of utilities and site preparation costs.

     5.   Effect of time on selling prices.

     6.   Zoning.

     Numerous sales of vacant land were investigated. Our investigation revealed two recent transactions for mobile home development or related residential development in the East Valley. Demand for development land subsided and few manufactured housing community land sales occurred. Therefore, we utilized local development land with similar locational and use characteristics. Two land sales have been identified on the following pages. Based on our investigation these are considered the most significant transactions.

                             SUMMARY OF LAND SALES
                             ---------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Land
 Sale No.                    Location                          Grantor/               Sale        Sale       Area/   Sale Price/
                                                                Grantee               Date        Price      Acres       SqFt
----------------------------------------------------------------------------------------------------------------------------------
    1          56/th/ Street, South of Main Street     Pueblo Seco (LLC)/ Saxton      5/98      $850,000    13.972      $1.40
               Mesa, Maricopa County, Arizona          Incorporated


----------------------------------------------------------------------------------------------------------------------------------

    2          71 MHP Sites                            Piedmont Investments/ AMT      5/97      $660,000     16.066     $0.94
               NW of Southern & Crimson Rd.            Development Co. LLC
               Mesa, Maricopa County, Arizona
----------------------------------------------------------------------------------------------------------------------------------

Income Capitalization Approach                                                27

     Comparable Sale Number One is the May 1998 sale of a 13.972-acre tract of land for $850,000. This property is located on 56th Street, south of Main in Mesa, Arizona. The property is zoned PAD and is classified as residential. The sale price is equivalent to $1.40 per foot. A downward adjustment was made to this sale for location. The indicated price per square foot for the subject was $0.98.

     Comparable Sale Number Two is the May 1997 sale of a 16.066-acre tract of land for $660,000. This property is within a couple of miles west of the subject. The property is to be developed with 71 manufactured housing spaces. The sale price is equivalent to $9,296 per available space, or $0.94 per square foot. A slight downward adjustment was made for location. No other adjustments were appropriate. The indicated price per square foot for the subject was $0.89.

     Based on the indicated value produced through the adjustment of the three land sales, it is our opinion that the "as is" market value of the subject land is equivalent to $0.90 per square foot, as indicated by the available sale data which ranged between $0.89 and $0.98 per space after adjustments. Our estimate is further supported by our discussions with those knowledgeable with manufactured housing development. Based on the total development potential of 10 acres, we have estimated the value of the excess land at $0.90 per square foot, or $390,000, rounded.

     The value conclusion of the subject property with excess land via the direct capitalization method is summarized as follows:

     $5,494,658 + $390,000   =     $5,884,658

     Rounded                       $5,900,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion is consistent with the analysis of the sales data.

     So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison has been selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of manufactured home communities is the selling price per space.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For dissimilar features adjustments are made indicating the price at which the subject could be expected to sell. In making adjustments, all relevant factors were considered including:

     1.   Nature of surrounding development.

     2.   Size.

     3.   Availability of competing properties.

     4.   Effect of time on selling prices.

     5.   Age and condition of the improvements.

     Based on our investigation, the following sales are of adult and all age communities are the most significant transactions for direct comparison with the subject.

                          Summary of Sale Comparables

===================================================================================================================================
 No.   Name                                   Sale Price/         Total              Price/     Average     E.G.I.M./     O.A.R.
       Address                                 Sale Date         Spaces/              Space    Lot Rent     Expense %
                                             (Adj. For Cash     Occupancy
                                              Equivalency)
-----------------------------------------------------------------------------------------------------------------------------------
  1    Mesa Dunes Mobile Home Park           $9,500,000            451/              $21,064    $235.00       6.94/       9.78%
       7807 E. Main Street                 February 1999           97.0%                                      32.16%
       Mesa, Maricopa County, Arizona
----------------------------------------------------------------------------------------------------------------------------------

  2    Cactus Garden Mobile Home Park        $1,685,000             75/              $22,467    $200.00       7.22/        9.0%
       2333 W. Irvington Place                May 1999             93.0%                                      35.0%
       Tucson, Pima County, Arizona
----------------------------------------------------------------------------------------------------------------------------------

  3    El Molina Mobile Home Park            $1,675,000            103/              $16,262    $200.00       6.84/       10.3%
       1552 W. Miracle Mile                   May 1999             99.0%                                     29.02%
       Tucson, Pima County, Arizona
----------------------------------------------------------------------------------------------------------------------------------

  4    Sierra Mobile Manor Park              $5,100,000            203/              $25,123    $233.00     7.83/         8.22%
       9431 E. Coralbel Avenue               June 1998            98.04%                                     35.62%
       Mesa, Pima County, Arizona
----------------------------------------------------------------------------------------------------------------------------------

  5    Silver Spur Mobile Home Park          $5,600,000            185/              $30,270    $278.00       8.27/        9.0%
       9333 E. University Drive             January 1998           95.0%                                      25.55%
       Mesa, Pima County, Arizona
==================================================================================================================================

Sales Comparison Approach                                                     30

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is a 451-space adult community is located in Mesa, Arizona. The property sold for $9,500,000 in May 1999. The price equates to a sale price per space of $16,981. Based on an effective gross income of $1,368,869, the EGIM was 6.94. The expenses represented 32.16% of the effective gross income and the indicated overall capitalization rate was 9.78%, based on a net operating income of $928,665. This pro forma was estimated utilizing 97.0% occupancy. The comparable is superior in location to the subject, but older.

     Sale Comparable Number Two is Cactus Garden Mobile Home Park located in Tucson, Arizona. This 75-space all age community sold for $1,685,000 in May 1999, which resulted in a sale price per space of $22,467. Based on an effective gross income of $233,308, the EGIM was 7.22. The overall rate was 9.0%. The average lot rent at the time of sale was approximately $200.00.

     Sale Comparable Number Three, El Molina Mobile Home Park, is located in Tucson, Arizona. The all age property sold for $1,675,000 in May 1999. This price equates to a sale price per space of $16,262. Based on an effective gross income of $244,728, the EGIM was 6.84. The overall rate was 10.3%. The average lot rent at the time of sale was approximately $200.00.

     Sale Comparable Number Four is Sierra Mobile Home Park located in Mesa, Arizona. This 203-space adult community sold for $5,100,000 in June 1998. This resulted in a sale price per space of $25,123. Based on an effective gross income of $651,306, the EGIM was 7.83. The overall rate was 8.22%. Six lots were vacant at sale, but pro forma utilized a 1.96-% vacancy factor. The average lot rent at the time of sale was approximately $233.00.

     Sale Comparable Number Five, Silver Spur Mobile Home Park, is located in Mesa, Arizona. The property contains 185 spaces and the sale price was $5,600,000. The price equates to a sale price per space of $30,270. Based on the buyer's Pro-forma, the effective gross income of $677,000 indicated an EGIM was 8.27. The expenses were estimated at 25.55% of the effective gross income and the indicated overall capitalization rate was 10.6%, based on a net operating income of $175,096. This community was 100% occupied at the date of sale, but a 5% vacancy factor was applied. The average rent was $278.00 per month plus $5.00 for trash collection.

     All of the sales were fee simple transactions, with no abnormal financing. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over the last nine months, having traded under similar market conditions.

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for

Sales Comparison Approach                                                     31

amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the Effective Gross Income Multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 6.84 and 8.27. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an adult community with a 3.5% physical vacancy. The subject was observed to be in excellent condition and has a good location in near Superstition Freeway in Apache Junction, Arizona. The comparables all had a much higher occupancy rate than at the subject and the expense ratios are lower, ranging from 25.55% to 35.62%. By comparison, the subject has a forecast expense ratio of 40.56%. Based on these considerations, we have concluded an EGIM slightly below the indicated range, processing the subject's Effective Gross Income of $831,915 with an EGIM of 6.50.

                   Thus $831,915   x 6.5 is      $5,406,798

     On a per space basis, this is equivalent to $18,971.

     The value conclusion of the subject property with excess land via the sales comparison method is summarized as follows:

     $5,406,798 + $390,000   =     $5,796,798

     Rounded                       $5,800,000

FINAL ESTIMATE OF VALUE
-----------------------

     The two approaches to value applied in the subject analysis yielded these conclusions:

          Income Capitalization Approach           $5,800,000


          Sales Comparison Approach                $5,900,000

     Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable.

     The two approaches reflect a narrow range of value. Our opinion of value is based on the Income Approach, as buyers are most concerned with cash flow to service debt. Our opinion of the market value of the subject, based on a reasonable exposure period of six months, as of May 1, 2000 was:

                - FIVE MILLION NINE HUNDRED THOUSAND DOLLARS -

                                 ($5,900,000)

CERTIFICATION
-------------

I certify that, to the best of my knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and is my personal, unbiased professional analyses, opinions, and conclusions.

     . I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     . My compensation is not contingent on the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     . To the best of my knowledge and belief, the reported analyses, opinions, and conclusions were developed and this report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, the Code of Professional Ethics, and the Standards of Professional Practice of the Appraisal Institute.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, L. Drake Moore, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . L. Drake Moore, MAI, CCIM has made a personal inspection of the property that is the subject of this report.

     . John H. Whitcomb, MAI, CCIM provided significant professional assistance to the person signing this report.

     . I am in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

/s/ L. Drake Moore JAG

L. Drake Moore, MAI, CCIM
St. Cert. Gen. REA #TP40569

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function of the Report. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or to be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes which may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions                                           35

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed concerning any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others, and is not meant for use as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projection contained in the appraisal assumes responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers and we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning them, it is strongly recommended that an Engineering, Construction, and/or Environmental inspection be obtained.

                               LEGAL DESCRIPTION

                      I. DENALI ESTATES LEGAL DESCRIPTION
                      -----------------------------------

PARCEL NO. 1:

The South half of the Northwest quarter of the Southwest quarter of Section 34, Township 1 North, Range 8 East, Gila and Salt River Base and Meridian, Pinal County, Arizona.

TOGETHER WITH a right of reasonable access to Tomahawk Drive as shown on the maps and plans of Project F-028-1 in the office of the State Engineer, Phoenix, Arizona.

EXCEPTING all coal, oil, gas and other mineral deposits, as reserved unto the United State of America in the Patent of said land.

PARCEL NO. 2:

The North half of the Northwest quarter of the Southwest quarter of Section 34, Township 1 North, Range 8 East, Gila and Salt River Base and Meridian, Pinal County, Arizona.

EXCEPT the following described parcels:

BEGINNING at the Northwest corner of said Northwest quarter of the Southwest quarter of Section 34,

THENCE run Easterly along the North line, a distance of 558.5 feet;

THENCE Southerly, parallel to the West line 234 feet;

THENCE Westerly parallel to the North line, 558.5 feet;

THENCE Northerly, parallel to the West line, to the TRUE POINT OF BEGINNING.

ALSO EXCEPT, BEGINNING 234 feet South of the Northwest corner of said Northwest quarter of the Southwest quarter of Section 34;

THENCE South 200.00 feet along the West section line;

THENCE East parallel to the North line 435.6 feet;

THENCE North 200 feet parallel to the West section line;

THENCE West 435.6 feet to the POINT OF BEGINNING.

ALSO EXCEPT, BEGINNING at the Northwest corner of said Northwest quarter of the Southwest quarter of Section 34,

THENCE run Easterly along the North line of said Northwest quarter of the Southwest quarter a distance of 558.5 feet to the POINT OF BEGINNING;

THENCE Westerly parallel to the North line a distance of 186.1 feet;

THENCE Northerly, along the East line, to the TRUE POINT OF BEGINNING.

ALSO EXCEPTING:

TRACT 1:
-------

That portion of the Northwest quarter of the Southwest quarter of Section 34, Township 1 North, Range 8 East, Gila and Salt River Base and Meridian, Pinal County, Arizona, which lies Northerly of the following described line:

BEGINNING at a point on the West line of said Section 34, which point bears South 0 degrees 06 minutes 00 seconds East 434.00 feet from the West quarter corner of said Section 34;

THENCE North 89 degrees 54 minutes 00 seconds East 56.99 feet;

THENCE North 7 degrees 01 minutes 37 seconds East 346.63 feet;

THENCE North 86 degrees 16 minutes 50 seconds East 1103.58 feet to the POINT OF ENDING on the North line of said Northwest quarter of the Southwest quarter of Section 34.

TRACT 2:
-------

That portion of the Northwest quarter of the Southwest quarter of Section 34, Township 1 North, Range 8 East, Gila and Salt River Base and Meridian, Pinal County, Arizona, which lies within the following described tract of land;

BEGINNING at the West quarter corner of said Section 34;

THENCE South 0 degrees 06 minutes 00 seconds East along the West line thereof, a distance of 434.00 feet;

THENCE North 89 degrees 54 minutes 00 seconds East 50.00 feet to the TRUE POINT OF BEGINNING on the existing Easterly right of way line of Tomahawk Drive;

THENCE continuing North 89 degrees 57 minutes 30 seconds East 360.00 feet;

THENCE North 0 degrees 06 minutes 00 seconds West 200.00 feet;

THENCE North 89 degrees 57 minutes 30 seconds East 197.90 feet;

THENCE South 0 degrees 06 minutes 00 seconds East 50.00 feet;

THENCE South 89 degrees 57 minutes 30 seconds West 147.90 feet;

THENCE South 0 degrees 06 minutes 00 seconds East 200.00 feet;

THENCE South 89 degrees 57 minutes 30 seconds West 410.60 feet to the aforesaid existing Easterly right of way line;

THENCE North 0 degrees 06 minutes 00 seconds West along said existing Easterly right of way line, a distance of 50.00 feet to the TRUE POINT OF BEGINNING.

EXCEPTING all coal, oil, gas and other mineral deposits, as reserved unto the United States of America in the Patent of said land.


                     II. APACHE ESTATES LEGAL DESCRIPTION
                         --------------------------------


The South 594 feet of the Northeast quarter of the Southeast quarter of Section 33 Township 1 North, Range 8 East, Gila and Salt River Base and Meridian, Pinal County, Arizona.

EXCEPT the South 30 feet and the West 30 feet thereof.

                               LEGAL DESCRIPTION

                            [AREA MAP APPEARS HERE]

                       [NEIGHBORHOOD MAP APPEARS HERE]

                  [RENT COMPARABLE LOCATION MAP APPEARS HERE]

                  [SALE COMPARABLE LOCATION MAP APPEARS HERE]

                             PROFILE OF APPRAISER

                             PROFILE OF APPRAISER

                              L. DRAKE MOORE, MAI
                         St.Cert. Gen. REA #1321098-G

REAL ESTATE EXPERIENCE
----------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Moore has also owned and operated the L.D. Moore Company, a commercial appraisal firm in Dallas, Texas since 1991.

Senior Appraiser/Manager
Marshall and Stevens, Inc.
Dallas, TX and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. December 1988 to September 1990.

Appraiser
Appraisal & Acquisition, Inc.
Lakeworth, Florida

     Prepared appraisals on hotels and other commercial properties for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. September 1987 to December 1988.

Appraiser
Laventhol & Horwath
Dallas, Texas

     Specialized in preparation of appraisals on hotel and commercial properties. Performed appraisals for purposes of sale/purchase, financing and allocation of purchase price. September 1985 to September 1987.

Profile of the Appraiser

BANKING EXPERIENCE
------------------

Vice President
BF Saul Mortgage Company
Arlington, Texas

     Managed branch office and originated non-conforming single-family mortgages in addition to investor and commercial mortgages loans for BF Saul and Chevy Chase Savings. March 1983 to 1985.

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

State Certified General Real Estate Appraiser
Florida #0002401
Georgia #004008
Texas #1321098-G

Real Estate Broker License
Florida #0512812
Texas #0283892

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Apartments
----------

Candlelight         Lenexa, KS               Oaktree Square     Grandview, MS
Cedars              Irving, Texas            Pineridge          Arlington, TX
Claridge            Dallas, TX               Regency Cove       Tampa, FL
Elmwood             West Palm Beach, FL      Parkwood           Broken Arrow, OK
Hunters Glen        Kansas City, KS          Santa Fe Village   Kansas City, MS
Monticeto           Austin, TX               Towne Oaks         Austin, TX

Manufactured Home Communities and Recreational Vehicle Parks
------------------------------------------------------------

Aberdeen            Ormond Beach, FL         Oak Hills           Kyle, TX
Aztec               Kyle, Texas              Ramblewood          Barnwell, SC
Boulevard Estates   Pasadena, TX             Regency Cove        Tampa, FL
Casa del Monte      West Palm Beach, FL      Rolling Meadows     Columbia, SC
Carolina Village    Concorde, NC             Rose Bay            Port Orange, FL
Denton West         Denton, TX               Tropic Isles        Palmetto, FL
Dessau              Austin, TX               Victoria Lakes      Lexington, SC

Profile of Appraiser

Hacienda Village    New Port Richey, FL   Villa del Sol     Bradenton, FL
Hermitage Farms     Camden, SC            Windsor City      Sumter, SC

Self-Storage Facilities
-----------------------

American Self Storage  Charlotte, NC   American Self Storage   Ocala, FL
American Self Storage  Monroe, NC      Extra Closet            Ft Lauderdale, FL
American Self Storage  Newel, NC
American Self Storage  Stallings, NC

Hotels/Resorts
--------------

114-Room Ambassador Plaza, Dallas, TX
420-Room Excelsior Hotel, Little Rock, AR
121-Room Lexington Park Suites, Memphis, TN
160-Room Ramada Inn, Kingsland, GA
71-Room Best Western, Guymon, OK

Office Buildings
----------------

AMI Medical       Houston, TX           Medical Park            Hope, AR
Barnett Bank      North Palm Beach, FL  Okeechobee Commerce     W Palm Beach, FL
Carteret Savings  Del Ray Beach, FL     United Bank             Roswell, NM
Enron             Houston, TX           Schindler Corporate     Morris, NJ
Harolds           Dallas, TX            Texarkana Medical Arts  Texarkana, TX
First South       Little Rock, AR       QVC Network             Plymounth, MN
First Union       Atlanta, GA

Industrial
----------

American Lantern  McKenzie, TN          Falcco Lime            Boca Raton, FL
American Lantern  Newport, AR           High Ridge Commerce    Boynton Beach, FL
Campbell Soup     Paris, TX             John Rust              Albuquerque, NM
Carrington        Irving, TX            Lake Pointe Centre     Boca Raton, FL

Profile of Appraiser

Clients List
------------

Bank of America                          Heller Financial
Barnett Bank                             Heron Financial
Belgravia Capital                        Hewlett Packard
Circuit City                             Internal Revenue Service
Citicorp Real Estate                     Lexington Hotel
Collateral Mortgage                      Lincoln Property
CoreStates Financial Corporation         NationsBank
Credit Suisse First Boston               Nomura Securities
FINOVA Capital                           Meyers Group (The)
First Union Corporation                  National Realty Advisors
GE Capital                               PA Holdings/Whitman Corporation
Goldman Sachs                            QVC
Greentree Financial                      Sullivan Development

EDUCATIONAL BACKGROUND
----------------------

University of Texas, B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

                               State of Arizona

                              Board of Appraisal

                               BE IT KNOWN THAT

                               LAWRENCE D. MOORE

                      HAS MET ALL THE REQUIREMENTS AS A
                                   TEMPORARY
                    Certified General Real Estate Appraiser

In accordance with Arizona Revised        In witness whereof the Arizona Board
Statutes and on authority of the Board    of Appraisal caused to be signed by
of Appraisal, State of Arizona.           the Chair of the Board and the
                                          Executive Director

This certificate shall remain evidence
thereof unless or until the same is
suspended, revoked or expires in
accordance with the provisions of law.    /s/ [ILLEGIBLE]                 9-8-99
                                          --------------------------------------
                                          Chair, Board of Appraisal        Date

      CERTIFICATE NUMBER
            TP40569                       /s/ [ILLEGIBLE]                 9-8-99
        EXPIRATION DATE                   --------------------------------------
       SEPTEMBER 8, 2000                  Executive Director of the        Date
                                          Board of Appraisal

              SHALL REMAIN PROPERTY OF ARIZONA BOARD OF APPRAISAL

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St. Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

Akers Away                West Palm Beach, FL     Lakeside             Douglasville, GA
Alafia Riverfront         Gibsonton, FL           Lakewood             Denton, TX
Alpine Village            Sebring, FL             Lantana Cascade      Lantana, FL
Arbor Oaks                Zephyrhills, FL         Long Lake Village    West Palm Beach, FL
Blue Heron                Clearwater, FL          Marlboro Court       West Palm Beach, FL
Bradenton Trailer Park    Bradenton, FL           MH Country Club      Oakland Park, FL
Carefree Village          Tampa, FL               Mission              El Paso, TX
Carolina Village          Concord, Nc             Moultrie Oaks        St. Augustine, FL
Casa del Monte            West Palm Beach, FL     Oak Point            Titusville, FL
Chateau Forest            Seffner, FL             Orange Manor East    Winter Haven, FL
Chateau Village           Bradenton, FL           Palm Breezes Club    Lantana, FL
Cloverleaf                Brooksville, FL         Palm Ridge           Leesburg, FL
Colonial Coach            Greenacres City, FL     Panama City Estates  Panama City, FL
Coquina Crossing          St. Augustine, FL       Plantation Estates   Seffner, FL
Coral Lake                Coconut Creek, FL       Portside             Jacksonville, FL
County Club Estates       Venice, FL              Ridgecrest           Fort Pierce, FL
Dessau                    Austin, TX              San Souci            North Fort Myers, FL
Foxcroft Village          Loch Sheldrake, NY      Scenic View          Lakeland, FL
Foxwood Estates           Lakeland, FL            Seminole             St. Petersburg, FL
Franklin Estates          Murfreesboro, TN        Shangri La           Largo, FL
Gardens of Manatee        Parrish, FL             Southwinds           Lakeland, FL
A Garden Walk             West Palm Beach, FL     St. Lucie Village    Okeechobee, FL
The Groves                Orlando, FL             Sunrise Village      Cocoa Beach, FL
Gwinnett Estates          Snellville, GA          Sunshine             Lake Worth, FL
Harmony Ranch             Thonotosassa, FL        Tall Pines           Fort Pierce, FL
Holiday Ranch             West Palm Beach, FL     Tara                 Jonesboro, GA
Holiday Plaza             West Palm Beach, FL     Twin Shores          Longboat Key, FL
Holland                   Fort Lauderdale, FL     Valley Pines         El Paso, TX
Kings and Queens          Lakeland, FL            Village Glen         Melbourne, FL

Profile of Appraiser                                                           3

Recreational Vehicle Parks
---------------------------
Avalon RV Park              Clearwater, FL        Pioneer Creek                  Bowling Green, FL
Camp Inn                    Frostproof, FL        Rainbow Village                Clearwater, FL
Forest Lake Village         Zephyrhills, FL       Space Coast RV Resort          Rockledge, FL
Hide Away                   Ruskin, FL            Sunshine RV                    Vero Beach, FL
Holiday RV Resort           Leesburg, FL          Topics                         Hudson, FL
Horizon RV Park             Davenport, FL         Twelve Oaks                    Sanford, FL
Key RV Park                 Marathon, FL          Village Park                   Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage     Loganville, GA        Orange Avenue                  Tallahassee, FL
Alpine Self Storage         Rockford, IL          Plantation Xtra Storage        Plantation, FL
Baytree Self Storage        Valdosta, GA          St. Augustine Self Storage     St. Augustine, FL
Budget Self Storage         Sterling, VA          Southern Self Storage          Riviera Beach, FL
Delray Mini Storage         Delray Beach, FL      Storage Express                Lauderhill, FL
Edison Lock Up              Edison, NJ            Valdosta Self Storage          Valdosta, GA
Extra Space                 Lauderhill, FL        Xtra Space                     Orlando, FL
Howell Self Storage         Howell, NJ            Your Extra Attic               Duluth, GA
Hyde Park Storage           Tampa, FL             Your Extra Attic               Norcross, GA
Jacksonville Storage        Jacksonville, FL      Your Extra Attic               Stockbridge, GA
Okeechobee Storage          Hialeah Gardens, FL   Your Extra Attic               Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                    Howard Johnson Maingate
Comfort Inn Kissimmee                             Hyatt On Union Square
Comfort Suites Asheville                          Hyatt Orlando
Embassy Suites Boca Raton                         Hyatt Wilshire
Hotel Nikko San Francisco                         Hyatt Regency Houston
Hilton Southwest Freeway Houston                  La Samanna
Hollywood Beach Hilton                            Ramada Resort Maingate
Holiday Inn Gainesville                           Westin Washington, D.C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                           Heller Financial
Bloomfield Acceptance Company               Household Finance Corporation
Chase Manhattan Bank                        Irving Leasing Corporation
Chrysler Capital Corporation                Mfd. Housing Community Bankers
Citicorp Real Estate                        Mellon Bank
Collateral Mortgage                         Morgan Stanley
CoreStates Financial Corporation            NationsBank
Credit Suisse First Boston                  Nomura Securities
FINOVA Capital                              Pacificorp Financial Services
First Union Corporation                     PACTEL Finance
GE Capital                                  Society National Bank
Goldman Sachs                               Sun America Insurance
Greentree Financial                         Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                  LaSalle Partners
Chateau Communities                         Las Colinas Corporation
Continental Communities                     Metropolitan Life
Delaware North Companies                    MHC
Dillon Read Real Estate Inc.                National Home Communities
Drexel Burnham Lambert Realty, Inc.         Pitney Bowes Credit Corp.
First Boston Corporation                    Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute


PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------

TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.

===============================================================================

         Apache East Estates and Denali Manufactured Housing Community
                         Stabilized Operating Statement


                                                           % of       $ per
                                             Amount        EGI        Space
===============================================================================


Total Effective Gross Income                 $ 831,915     100.00%  $ 2,919.00


Expenses                                     $   5,700       0.69%  $    20.00
Insurance                                       49,875       6.00%      175.00
Office                                          31,350       3.77%      110.00
Maintenance & Repairs                           41,596       5.00%      145.95
Management Expense                              71,250       8.56%      250.00
Wages & Benefits                                45,000       5.41%      157.89
Property Taxes                                  85,500      10.28%      300.00
Utilities                                        7,125       0.86%       25.00
Reserves                                     ----------------------------------
Total Expenses                               $ 337,396      40.56%  $ 1,183.84


Net Operating Income                         $ 494,519      59.44%  $ 1,735.16
==============================================================================